Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-65479, No. 333-42899, No. 333-14577, No. 33-32367, No. 33-40559, No. 333-41950, No. 333-00276 and No. 333-102227); the Registration Statement on Form S-3 (No. 333-41275); and the Post-Effective Amendment No. 2 to Form S-4 on Form S-3 Registration Statement (No. 333-109033) of Precision Castparts Corp. of our report dated February 12, 2003, except for the condensed consolidating financial statements footnote and the subsequent events footnote as to which the date is March 19, 2004, with respect to the consolidated financial statements of SPS Technologies, Inc. included as of December 31, 2002 and 2001 and for the three years ended December 31, 2002 in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 24, 2004